Exhibit 99.1
CONTACT

Investors:	Media:
Atish Shah	Amy Patti
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312.780.5427	312.780.5620
atish.shah@hyatt.com	amy.patti@hyatt.com

HYATT REPORTS FOURTH QUARTER 2014 RESULTS

CHICAGO (February 18, 2015) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter 2014 financial results as follows:

•	Adjusted EBITDA was $146 million in the fourth quarter of 2014 compared to $178 million in the fourth quarter of 2013, a decrease of 18.0%.

•	Adjusted EBITDA in the fourth quarter of 2014 was negatively impacted by a $22 million nonrecurring stock based compensation expense related to prior periods.

•
Adjusted for special items, net income attributable to Hyatt was $47 million, or $0.31 per share, during the fourth quarter of 2014 compared to net income attributable to Hyatt of $51 million, or $0.32 per share, during the fourth quarter of 2013.

•
Net income attributable to Hyatt was $182 million, or $1.20 per share, during the fourth quarter of 2014 compared to net income attributable to Hyatt of $32 million, or $0.20 per share, in the fourth quarter of 2013.

•	Comparable owned and leased hotels RevPAR increased 1.9% (3.4% excluding the effect of currency) in the fourth quarter of 2014 compared to the fourth quarter of 2013.

•
Comparable owned and leased hotels operating margins decreased 50 basis points in the fourth quarter of 2014 compared to the same period in 2013. Owned and leased hotels operating margins decreased 50 basis points in the fourth quarter of 2014 compared to the fourth quarter of 2013.

•	Comparable systemwide RevPAR increased 3.1% (5.1% excluding the effect of currency) in the fourth quarter of 2014 compared to the fourth quarter of 2013.

•
Comparable U.S. full service hotel RevPAR increased 5.8% in the fourth quarter of 2014 compared to the fourth quarter of 2013. Comparable U.S. select service hotel RevPAR increased 7.2% in the fourth quarter of 2014 compared to the fourth quarter of 2013.

•	Fourteen hotels were opened. As of December 31, 2014, the Company's executed contract base consisted of approximately 250 hotels or approximately 55,000 rooms.

•	The Company repurchased 3,645,096 shares of common stock at a weighted average price of $59.06 per share, for an aggregate purchase price of approximately $215 million.

The Company also provided an update on selected topics discussed during the Company's first quarter 2014 Investor Meeting as follows:

High quality expansion of system leads to higher fees

•	Opened 14 hotels in the fourth quarter, 43 hotels in 2014

•	7% net hotel growth in 2014; 5% net rooms growth in 2014

•	Total fees up more than 7% in fourth quarter, up more than 13% in 2014

•	Executed contract base for new hotels represents over 35% system growth

•	Strong fee growth potential from increased system size over the next five years
Strong execution of asset recycling strategy

•	$1.2 billion of dispositions in the fourth quarter

•	$1.6 billion of total dispositions in 2014 at attractive prices: blended 13x ttm EBITDA multiple

•	Realized gains of more than $340 million as a result of 2014 dispositions

•	Maintained brand presence on all dispositions and executed transactions in a tax efficient manner

•	$800 million invested in recent high quality acquisitions including newly opened hotels

•	Significant liquidity available to be reinvested over time
Accelerated return of capital to shareholders

•	Repurchased 3.6 million shares for $215 million in the fourth quarter

•	5% reduction in shares outstanding in 2014

•	Strong pace of share repurchases in 2015 to date

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "In the fourth quarter, systemwide RevPAR grew 5.1% in constant dollars and benefited from strong average daily rate growth. Comparable owned and leased margins in the Americas increased 50 basis points while margins at hotels outside the Americas were negatively impacted by market-specific factors.

"Our pace of new openings and our executed contract base position us well to continue expanding our presence in markets where our guests are traveling. We opened 94 hotels since the beginning of 2013 through the end of 2014, representing an 18% net increase in system size. We have opened four hotels year-to-date and expect to open approximately 50 hotels in 2015. We are excited to launch our newest brand, Hyatt Centric, a full service lifestyle brand that puts our guests in the center of some of the world's greatest destinations. We believe this new brand will further strengthen the overall Hyatt brand portfolio and we expect Hyatt Centric to be well received by guests and owners.

"Last year was a very successful one on the transaction and asset recycling front. In 2014, we realized proceeds of approximately $1.6 billion from the sale of 52 select service hotels, four full service hotels, our vacation ownership business and four joint venture hotels. We also realized approximately $55 million of repayments of loans we had made as part of structured transactions. Last month, we also sold Hyatt Regency Indianapolis for approximately $71 million. We maintained our brand presence with long-term agreements on all hotels sold since the beginning of 2014.

"Our strong balance sheet continues to support our balanced approach to capital allocation - we continue to reinvest in the business while returning capital to shareholders. Our investment priorities remain the same - hotels located in key gateway cities, resorts, urban select service hotels and group-oriented hotels - and we see opportunities to deploy our capital in the year ahead. In addition, we accelerated our pace of share repurchases in 2014 and into the first quarter of 2015.

"Looking ahead, we expect continued strength in most U.S. markets while international markets will continue to be challenged due to market-specific factors. Transient demand continues to be strong in most markets while our U.S. group pace for 2015 remains robust - up approximately 7%. These factors, along with limited new supply in most U.S. markets, gives us the confidence that we are well positioned for strong and sustainable growth."

Owned and Leased Hotels Segment
Total segment Adjusted EBITDA decreased 2.5% in the fourth quarter of 2014 compared to the same period in 2013.
Owned and leased hotels Adjusted EBITDA increased 1.0% in the fourth quarter of 2014 compared to the same period in 2013. See the table on page 19 of the accompanying schedules for a detailed list of portfolio changes and the year-over-year net impact to fourth quarter owned and leased hotels Adjusted EBITDA.
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA decreased 20.0% in the fourth quarter of 2014 compared to the same period in 2013, primarily due to portfolio changes.
Revenue decreased 1.1% in the fourth quarter of 2014 compared to the same period in 2013. Owned and leased hotels expenses decreased 0.5% in the fourth quarter of 2014 compared to the same period in 2013.
RevPAR for comparable owned and leased hotels increased 1.9% (3.4% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013. Occupancy increased 90 basis points and ADR increased 0.7% (2.2% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013.
Comparable owned and leased hotels revenue was flat in the fourth quarter of 2014 compared to the same period in 2013. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 0.6% in the fourth quarter of 2014 compared to the same period in 2013. See the table on page 11 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.
Comparable owned and leased hotels operating margins decreased 50 basis points in the fourth quarter of 2014 compared to the fourth quarter of 2013. Comparable owned and leased hotels operating margins for hotels in the Americas increased 50 basis points in the fourth quarter of 2014 compared to the fourth quarter of 2013. Comparable owned and leased hotels operating margins in ASPAC and EAME/SW Asia decreased 240 basis points in the fourth quarter of 2014 compared to the fourth quarter of 2013. Comparable owned and leased hotels operating margins in ASPAC and EAME/SW Asia were negatively impacted by one hotel in ASPAC.
The following hotel was added to the portfolio during the fourth quarter:

•	Hyatt Regency Lost Pines Resort and Spa (owned, 491 rooms). The Company acquired the hotel from an unconsolidated hospitality venture.
The following 46 hotels were removed from the owned and leased hotels portfolio as they were sold during the fourth quarter:

•	Park Hyatt Washington (216 rooms)

•	Park Hyatt Toronto, Canada (346 rooms)

•	Hyatt Regency Vancouver, Canada (644 rooms)

•	43 select service hotels (5,581 rooms)
The Company entered into a management or franchise agreement for each hotel listed above and therefore the hotels remain included in the Hyatt system.

Management and Franchise Fees
Total fee revenue increased 7.4% to $101 million in the fourth quarter of 2014 compared to the same period in 2013. Base management fees increased 9.5% to $46 million in the fourth quarter of 2014 compared to the same period in 2013. Incentive management fees increased 55.0% to $31 million in the fourth quarter of 2014 compared to the same period in 2013, primarily due to the reversal of approximately $11 million of previously recognized incentive management fees in the fourth quarter of 2013 related to four managed hotels in France. Franchise fees increased 23.1% to $16 million in the fourth quarter of 2014 compared to the same period in 2013, primarily due to new hotels and hotels recently converted from managed to franchised. Other fee revenues decreased 57.9% to $8 million in the fourth quarter of 2014 compared to the same period in 2013, primarily due to a $12 million termination fee recognized in the fourth quarter of 2013 related to one hotel in the Americas.

Americas Management and Franchising Segment
Adjusted EBITDA decreased 26.8% in the fourth quarter of 2014 compared to the same period in 2013, primarily due to a $12 million termination fee recognized in the fourth quarter of 2013 related to one hotel and $4 million related to nonrecurring stock based compensation expense in the fourth quarter of 2014.
RevPAR for comparable Americas full service hotels increased 5.0% (5.8% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013. Occupancy increased 30 basis points and ADR increased 4.5% (5.3% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013.
Group rooms revenue at comparable U.S. full service hotels increased 1.2% in the fourth quarter of 2014 compared to the same period in 2013. Group room nights decreased 0.2% and group ADR increased 1.4% in the fourth quarter of 2014 compared to the same period in 2013.
Transient rooms revenue at comparable U.S. full service hotels increased 7.3% in the fourth quarter of 2014 compared to the same period in 2013. Transient room nights increased 0.1% and transient ADR increased 7.2% in the fourth quarter of 2014 compared to the same period in 2013.
RevPAR for comparable Americas select service hotels increased 7.3% in the fourth quarter of 2014 compared to the same period in 2013. Occupancy decreased 70 basis points and ADR increased 8.3% in the fourth quarter of 2014 compared to the same period in 2013.
Revenue from management and franchise fees decreased 9.1% in the fourth quarter of 2014 compared to the same period in 2013.
The following 11 hotels were added to the portfolio during the fourth quarter:

•	Hyatt Zilara Rose Hall, Jamaica (franchised, 234 rooms)

•	Hyatt Ziva Puerto Vallarta, Mexico (franchised, 335 rooms)

•	Hyatt Ziva Rose Hall, Jamaica (franchised, 386 rooms)

•	Hyatt Herald Square New York (franchised, 122 rooms)

•	Hyatt House San Juan, Puerto Rico (managed, 126 rooms)

•	Hyatt Place Baltimore / Inner Harbor (franchised, 208 rooms)

•	Hyatt Place Ciudad del Carmen, Mexico (managed, 140 rooms)

•	Hyatt Place Columbus (franchised, 99 rooms)

•	Hyatt Place Marathon / Florida Keys (franchised, 125 rooms)

•	Hyatt Place Panama City / Downtown, Panama (managed, 165 rooms)

•	Hyatt Place Savannah Airport (franchised, 82 rooms)

Southeast Asia, China, Australia, South Korea and Japan (ASPAC) Management and Franchising Segment
Adjusted EBITDA decreased 27.8% in the fourth quarter of 2014 compared to the same period in 2013, primarily due to a $2 million year-over-year negative impact of bad debt and $1 million of nonrecurring stock compensation expense in the fourth quarter of 2014.
RevPAR for comparable ASPAC hotels decreased 0.9% (increased 3.1% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013. Occupancy increased 130 basis points and ADR decreased 2.7% (increased 1.3% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013.
Revenue from management and franchise fees was flat in the fourth quarter of 2014 compared to the same period in 2013.
The following two hotels were added to the portfolio during the fourth quarter:

•	Hyatt City of Dreams Manila, Philippines (managed, 365 rooms)

•	Grand Hyatt Lijiang, China (managed, 312 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
Adjusted EBITDA increased 900.0% in the fourth quarter of 2014 compared to the same period in 2013, primarily due to the reversal of approximately $11 million of previously recognized incentive management fees in the fourth quarter of 2013 related to four managed hotels in France.
RevPAR for comparable EAME/SW Asia hotels decreased 3.2% (increased 2.6% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013. Occupancy increased 250 basis points and ADR decreased 6.8% (1.2% excluding the effect of currency) in the fourth quarter of 2014 compared to the same period in 2013.
Revenue from management and franchise fees increased 120.0% in the fourth quarter of 2014 compared to the same period in 2013.
The following hotel was added to the portfolio during the fourth quarter:

•	Hyatt Place Gurgaon / Udyog Vihar, India (managed, 176 rooms)
One hotel was removed from the portfolio during the fourth quarter.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 20.7% in the fourth quarter of 2014 compared to the same period in 2013. Adjusted selling, general, and administrative expenses increased 29.1% in the fourth quarter of 2014 compared to the same period in 2013. Adjusted selling, general, and administrative expenses in the fourth quarter of 2014 were negatively impacted by approximately $22 million of nonrecurring stock based compensation expense related to prior periods. See the table on page 10 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Fourteen hotels were added in the fourth quarter of 2014, each of which is listed above. During the 2014 fiscal year, the Company opened 43 hotels, representing 8,612 rooms. Six hotels, representing 1,483 rooms, were removed from the portfolio during the 2014 fiscal year.
The Company expects that a significant number of new hotels will be opened under all of the Company's brands in the future. As of December 31, 2014 the Company had executed management or franchise contracts for approximately 250 hotels (or approximately 55,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into many new markets or markets in which the Company is under-represented. See the table on page 18 of the accompanying schedules for a breakdown of the executed contract base.

SHARE REPURCHASE
During the fourth quarter of 2014, the Company repurchased 3,645,096 shares of common stock at a weighted average price of $59.06 per share, for an aggregate purchase price of approximately $215 million. During the 2014 fiscal year, the Company repurchased 7,693,326 shares of common stock at a weighted average price of $57.79 per share, for an aggregate purchase price of approximately $445 million.

On December 11, 2014 the Company's Board of Directors authorized the repurchase of up to an additional $400 million of the Company's common stock. From January 1 through February 13, 2015, the Company repurchased 1,204,879 shares of common stock at a weighted average price of $57.65 per share, for an aggregate purchase price of approximately $69 million. As of February 13, 2015, the Company had approximately $375 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the fourth quarter, the Company completed the following transactions:

•
Acquired Hyatt Regency Lost Pines Resort and Spa (491 rooms) from an unconsolidated hospitality venture for approximately $143 million. As a result of the acquisition, the Company assumed approximately $65 million of property-level debt.

•
Sold Hyatt Residential Group for approximately $220 million. The sale price included Hyatt’s interest in a joint venture that owns and is developing a shared ownership property in Maui, Hawaii. The properties will continue to be Hyatt-branded.

•	Sold a portfolio of 38 select service hotels (4,950 rooms) for approximately $590 million. The Company entered into a franchise agreement for each hotel.

•	Sold Hyatt Regency Vancouver (644 rooms) for approximately $123 million. The Company continues to manage the hotel.

•	Sold Park Hyatt Washington (216 rooms) for approximately $100 million. The Company continues to manage the hotel.

•	Sold Park Hyatt Toronto (346 rooms) for approximately $90 million. The Company continues to manage the hotel.

•	Sold five select service hotels (631 rooms) for approximately $53 million. The Company entered into a franchise agreement for each hotel.
Subsequent to the end of the fourth quarter, the Company completed the following transaction:

•	Sold Hyatt Regency Indianapolis (499 rooms) for approximately $71 million. The Company entered into a franchise agreement for the hotel.

BALANCE SHEET / OTHER ITEMS
As of December 31, 2014, the Company reported the following:

•	Total debt of approximately $1.4 billion.

•	Pro rata share of non-recourse unconsolidated hospitality venture debt of approximately $638 million compared with approximately $668 million as of September 30, 2014.

•
Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $685 million, short-term investments of approximately $130 million and restricted cash of approximately $359 million.

•	Undrawn borrowing availability of approximately $1.5 billion under its revolving credit facility.

2015 INFORMATION
The Company is providing the following information for the 2015 fiscal year:

•	Adjusted SG&A expense is expected to be approximately $320 million.

•	Capital expenditures are expected to be approximately $350 million, including approximately $175 million for investment in new properties.

•
In addition to the capital expenditures described above, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments.

•	Depreciation and amortization expense is expected to be approximately $300 million.

•	Interest expense is expected to be approximately $70 million.

•	The Company expects to open approximately 50 hotels in 2015.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, February 18, 2015, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 647.788.4901, passcode #62845475, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on February 18, 2015 through February 19, 2015 at midnight by dialing 404.537.3406, passcode #62845475. Additionally, an archive of the webcast will be available on the Company’s website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	gains on sales of real estate and other;

•	asset impairments;

•	other income (loss), net;

•	net (income) loss attributable to noncontrolling interests;

•	depreciation and amortization;

•	interest expense; and

•	provision for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our Board of Directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our Board of Directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.
Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expense
Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts.

Comparable Owned and Leased Hotels Operating Margin
We define Comparable Owned and Leased Hotels Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing non-comparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income.

Comparable Hotels
Comparable systemwide hotels represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service hotels for those properties that we manage within the EAME/SW Asia management segment. Comparable operated hotels is defined the same as Comparable systemwide hotels with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. Non-comparable systemwide hotels or Non-comparable owned and leased hotels represent all hotels that do not meet the respective definition of comparable as defined above.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets; the rate and pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future group bookings; the impact of hotel renovations; our ability to successfully execute our common stock repurchase program; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; changes in the tastes and preferences of our customers; relationships with associates and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; changes in the competitive environment in our industry and the markets where we operate; cyber risks and information technology failures; outcomes of legal proceedings; changes in federal, state, local or foreign tax law; foreign exchange rate fluctuations or currency restructurings; general volatility of the capital markets and our ability to access such markets; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™, Hyatt Ziva™, Hyatt Residences® and Hyatt Residence Club® brand names and have locations on six continents. As of December 31, 2014, the Company's worldwide portfolio consisted of 587 properties in 50 countries. For more information, please visit www.hyatt.com.
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Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended December 31, 2014 and 2013
4. - 5.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Year Ended December 31, 2014 and 2013
6.	Segment Financial Summary
7.	Hotel Chain Statistics - Comparable Locations
8.	Hotel Brand Statistics - Comparable Locations
9.	Fee Summary
10.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
11.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
12.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
13.	Capital Expenditures and Investment Spending Summary
14. - 15.	Properties and Rooms / Units by Geography
16.	Properties and Rooms / Units by Brand
17.	Owned and Leased Hotels Mix by Market and Brand
18.	Executed Contract Base Approximate Mix
19.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA - Three Months Ended December 31, 2014

Hyatt Hotels Corporation
Consolidated Statements of Income
For the Three Months and the Year Ended December 31, 2014 and 2013
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
REVENUES:
Owned and leased hotels	$551	$557	$2,246	$2,142
Management and franchise fees	101	94	387	342
Other revenues	7	15	75	78
Other revenues from managed properties (a)	420	425	1,707	1,622
Total revenues	1,079	1,091	4,415	4,184
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	424	426	1,691	1,629
Depreciation and amortization	85	91	354	345
Other direct costs	6	7	35	32
Selling, general, and administrative	105	87	349	323
Other costs from managed properties (a)	420	425	1,707	1,622
Direct and selling, general, and administrative expenses	1,040	1,036	4,136	3,951
Net gains and interest income from marketable securities held to fund operating programs	6	12	15	34
Equity earnings (losses) from unconsolidated hospitality ventures	3	(11)	25	(1)
Interest expense	(17)	(17)	(71)	(65)
Gains on sales of real estate and other	246	—	311	125
Asset impairments	(10)	(11)	(17)	(22)
Other income (loss), net	(6)	29	(17)	17
INCOME BEFORE INCOME TAXES	261	57	525	321
PROVISION FOR INCOME TAXES	(79)	(27)	(179)	(116)
NET INCOME	182	30	346	205
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	2	(2)	2
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$182	$32	$344	$207
EARNINGS PER SHARE - Basic
Net income	$1.21	$0.20	$2.26	$1.29
Net income attributable to Hyatt Hotels Corporation	$1.21	$0.21	$2.25	$1.30
EARNINGS PER SHARE - Diluted
Net income	$1.20	$0.19	$2.24	$1.29
Net income attributable to Hyatt Hotels Corporation	$1.20	$0.20	$2.23	$1.30
Basic share counts	150.1	156.1	153.1	158.5
Diluted share counts	151.4	157.0	154.4	159.2
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Adjusted EBITDA	$146	$178	$728	$680
Equity earnings (losses) from unconsolidated hospitality ventures	3	(11)	25	(1)
Gains on sales of real estate and other	246	—	311	125
Asset impairments	(10)	(11)	(17)	(22)
Other income (loss), net	(6)	29	(17)	17
Net (income) loss attributable to noncontrolling interests	—	2	(2)	2
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(16)	(20)	(80)	(68)
EBITDA	$363	$167	$948	$733
Depreciation and amortization	(85)	(91)	(354)	(345)
Interest expense	(17)	(17)	(71)	(65)
Provision for income taxes	(79)	(27)	(179)	(116)
Net income attributable to Hyatt Hotels Corporation	$182	$32	$344	$207

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended December 31, 2014 and 2013
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended December 31, 2014 and December 31, 2013, respectively.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Three Months Ended December 31,
		2014	2013
Net income attributable to Hyatt Hotels Corporation		$182	$32
Earnings per share		$1.20	$0.20
Special items
Gains on sales of real estate and other (a)	Gains on sales of real estate and other	(246)	—
Gain on sale of real estate held by unconsolidated hospitality venture (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(12)	—
Transaction costs (c)	Other income (loss), net	1	7
Asset impairments (d)	Asset impairments	10	11
Stock based compensation expense (e)	Selling, general, and administrative expenses	22	—
Provisions on hotel loans (f)	Other income (loss), net	—	6
Loss on sublease agreement (g)	Other income (loss), net	—	6
Unconsolidated hospitality ventures impairment (h)	Equity earnings (losses) from unconsolidated hospitality ventures	—	3
Marketable securities (i)	Other income (loss), net	—	(1)
Total special items - pre-tax		(225)	32
Income tax (provision) benefit for special items	Provision for income taxes	90	(13)
Total special items - after-tax		(135)	19
Special items impact per share		$(0.89)	$0.12
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$47	$51
Earnings per share, adjusted for special items		$0.31	$0.32
(a) Gains on sales of real estate and other - Includes gains of $166 million on the sales of forty-three select service properties, which will remain Hyatt-branded hotels under long-term franchise agreements, and $80 million on the sale of our vacation ownership business.
(b) Gain on sale of real estate held by unconsolidated hospitality venture - During the fourth quarter of 2014, a joint venture in which we hold an ownership interest sold the Hyatt Regency Lost Pines Resort and Spa and adjacent land, which was accounted for as a step acquisition, and we recognized a gain of $12 million.
(c) Transaction costs - In the fourth quarter of 2014, we incurred $1 million in transaction costs in connection with the acquisition of the Hyatt Regency Lost Pines Resort and Spa and adjacent land. In the fourth quarter of 2013, we incurred $7 million in transactions costs primarily in connection with the acquisitions of the Hyatt Regency Orlando and Grand Hyatt San Antonio.
(d) Asset impairments - In the fourth quarter of 2014, we recorded $10 million of impairment charges, which included $6 million of property and equipment, $2 million of franchise intangibles, and $2 million of goodwill. During the fourth quarter of 2013, in connection with the acquisition of the Grand Hyatt San Antonio, we wrote off $11 million related to contract acquisition costs.
(e) Stock based compensation expense - During the fourth quarter of 2014, we recorded a nonrecurring stock based compensation expense related to prior periods for grants made to certain individuals.
(f) Provisions on hotel loans - In the fourth quarter of 2013, we recorded a $6 million provision related to pre-opening loans based on our assessment of collectability.
(g) Loss on sublease agreement - During the fourth quarter of 2013, we recorded a $6 million loss related to a sublease agreement.
(h) Unconsolidated hospitality ventures impairment - During the fourth quarter of 2013, we recorded $3 million in impairment charges related to hospitality ventures.
(i) Marketable securities - Represents (gains) losses on investments not used to fund operating programs.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Year Ended December 31, 2014 and 2013
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the year ended December 31, 2014 and 2013, respectively.
(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Year Ended December 31,
		2014	2013
Net income attributable to Hyatt Hotels Corporation		$344	$207
Earnings per share		$2.23	$1.30
Special items
Gains on sales of real estate and other (a)	Gains on sales of real estate and other	(311)	(125)
Gains on sales of real estate held by unconsolidated hospitality ventures (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(34)	—
Gain on sale of artwork	Other income (loss), net	—	(29)
Gain on sale of residential properties (c)	Equity earnings (losses) from unconsolidated hospitality ventures	(2)	(8)
Gain on sale of cost method investment (d)	Other income (loss), net	(1)	—
Marketable securities (e)	Other income (loss), net	—	(2)
Foreign currency translation loss on sale of joint venture (f)	Equity earnings (losses) from unconsolidated hospitality ventures	—	2
Unconsolidated hospitality ventures impairment (g)	Equity earnings (losses) from unconsolidated hospitality ventures	3	3
Loss on sublease agreement (h)	Other income (loss), net	—	6
Provisions on hotel loans (i)	Other income (loss), net	—	6
Transaction costs (j)	Other income (loss), net	6	10
Charitable contribution to Hyatt Hotels Foundation (k)	Other income (loss), net	—	20
Debt settlement costs (l)	Other income (loss), net	—	35
Realignment costs (m)	Other income (loss), net	7	—
Asset impairments (n)	Asset impairments	17	22
Stock based compensation expense (o)	Selling, general, and administrative expenses	22	—
Total special items - pre-tax		(293)	(60)
Income tax (provision) benefit for special items	Provision for income taxes	118	24
Total special items - after-tax		(175)	(36)
Special items impact per share		$(1.14)	$(0.23)
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$169	$171
Earnings per share, adjusted for special items		$1.09	$1.07
(a) Gains on sales of real estate and other - The year ended December 31, 2014 includes gains of $231 million on the sales of fifty-two select service properties and one full service property, which will remain Hyatt-branded hotels under long term agreements, and $80 million on the sale of our vacation ownership business. The year ended December 31, 2013 includes gains on the sales of three full service properties, which were sold subject to long-term franchise agreements.
(b) Gains on sales of real estate held by unconsolidated hospitality ventures - During the year ended December 31, 2014, two joint ventures in which we hold an ownership interest sold the Hyatt Place Austin Downtown and Hyatt Place Coconut Point to third parties, for which we recognized a gain of $20 million and $2 million, respectively. Additionally, a joint venture in which we hold an ownership interest sold the Hyatt Regency Lost Pines Resort and Spa and adjacent land, which was accounted for as a step acquisition, and we recognized a gain of $12 million.
(c) Gain on sale of residential properties - During 2014 and 2013, we recognized gains of $2 million and $8 million, respectively, in connection with the sales of residential properties at one of our joint ventures.
(d) Gain on sale of cost method investment - During the year ended December 31, 2014, we sold our interest in a joint venture classified as a cost method investment and recorded a $1 million gain on sale.
(e) Marketable securities - Represents (gains) losses on investments not used to fund operating programs.
(f) Foreign currency translation loss on sale of joint venture - During 2013, we had a foreign currency translation loss of $2 million as a result of the sale of our interest in a foreign joint venture.
(g) Unconsolidated hospitality ventures impairment - During 2014 and 2013, we recorded impairment charges of $3 million and $3 million related to hospitality ventures, respectively.
(h) Loss on sublease agreement - During 2013, we recorded a $6 million loss related to a sublease agreement.
(i) Provisions on hotel loans - During 2013, we recorded a $6 million provision related to pre-opening loans based on our assessment of collectability.

(j) Transaction costs - In the year ended December 31, 2014, we incurred $6 million in transaction costs related to the sale of our vacation ownership business and the acquisitions of the Park Hyatt New York and the Hyatt Regency Lost Pines Resort and Spa and adjacent land. In the year ended December 31, 2013, we incurred $10 million in transaction costs which primarily represent costs incurred in connection with our investment in Playa, and the acquisitions of the Hyatt Regency Orlando and Grand Hyatt San Antonio.
(k) Charitable contribution to Hyatt Hotels Foundation - In the year ended December 31, 2013, we funded $20 million to Hyatt Hotels Foundation, which we established in 2013 to further the Company's philanthropic initiatives.
(l) Debt settlement costs - In the year ended December 31, 2013, we incurred $35 million in debt settlement costs for the redemption of our 2015 Notes and the tender of a portion of our 2019 Notes.
(m) Realignment costs - Represents separation, recruiting and relocation costs incurred associated with the realignment of key management positions.
(n) Asset impairments - During 2014 we recorded $17 million in impairment charges, which included $13 million of property and equipment, $2 million of franchise intangibles, and $2 million of goodwill. During 2013,we recorded $22 million of impairment charges, which included the write-off of $11 million of contract acquisition costs in conjunction with the acquisition of the Grand Hyatt San Antonio and an $11 million impairment of property and equipment.
(o) Stock based compensation expense - During the fourth quarter of 2014, we recorded a nonrecurring stock based compensation expense related to prior periods for grants made to certain individuals.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Revenue
Owned and leased hotels	$551	$557	$(6)	(1.1)%	$2,246	$2,142	$104	4.9%
Management and franchising
Americas	80	88	(8)	(9.1)%	327	292	35	12.0%
ASPAC	25	25	—	—%	88	83	5	6.0%
EAME/SW Asia	22	10	12	120.0%	77	72	5	6.9%
Total management and franchising	127	123	4	3.3%	492	447	45	10.1%
Corporate and other	7	15	(8)	(53.3)%	75	78	(3)	(3.8)%
Other revenues from managed properties	420	425	(5)	(1.2)%	1,707	1,622	85	5.2%
Eliminations	(26)	(29)	3	10.3%	(105)	(105)	—	—%
Total revenues	$1,079	$1,091	$(12)	(1.1)%	$4,415	$4,184	$231	5.5%

Adjusted EBITDA
Owned and leased hotels	$101	$100	$1	1.0%	$442	$403	$39	9.7%
Pro rata share of unconsolidated hospitality ventures	16	20	(4)	(20.0)%	80	68	12	17.6%
Total owned and leased hotels	117	120	(3)	(2.5)%	522	471	51	10.8%
Americas management and franchising	52	71	(19)	(26.8)%	253	233	20	8.6%
ASPAC management and franchising	13	18	(5)	(27.8)%	44	50	(6)	(12.0)%
EAME/SW Asia management	10	1	9	900.0%	40	40	—	—%
Corporate and other	(46)	(32)	(14)	(43.8)%	(131)	(114)	(17)	(14.9)%
Adjusted EBITDA	$146	$178	$(32)	(18.0)%	$728	$680	$48	7.1%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2014	2013	Change		Change (in constant $)	2014	2013	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)
Comparable owned and leased hotels (36)
ADR	$222.90	$221.35	0.7%		2.2%	$219.85	$212.54	3.4%		3.2%
Occupancy	73.5%	72.6%	0.9%	pts		76.2%	74.8%	1.4%	pts
RevPAR	$163.80	$160.78	1.9%		3.4%	$167.62	$159.05	5.4%		5.2%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service (137)
ADR	$188.04	$179.86	4.5%		5.3%	$187.77	$178.81	5.0%		5.7%
Occupancy	70.6%	70.3%	0.3%	pts		75.0%	73.9%	1.1%	pts
RevPAR	$132.81	$126.51	5.0%		5.8%	$140.89	$132.14	6.6%		7.3%

Select service (224)
ADR	$117.06	$108.13	8.3%		8.3%	$117.70	$109.82	7.2%		7.2%
Occupancy	72.5%	73.2%	(0.7)%	pts		76.8%	76.1%	0.7%	pts
RevPAR	$84.91	$79.16	7.3%		7.3%	$90.41	$83.61	8.1%		8.2%

ASPAC
Full service hotels (50)
ADR	$231.01	$237.50	(2.7)%		1.3%	$228.73	$231.26	(1.1)%		1.7%
Occupancy	71.8%	70.5%	1.3%	pts		69.1%	67.0%	2.1%	pts
RevPAR	$165.84	$167.40	(0.9)%		3.1%	$158.14	$154.97	2.0%		4.9%

EAME/SW Asia
Full service hotels (46)
ADR	$231.26	$248.10	(6.8)%		(1.2)%	$232.72	$235.82	(1.3)%		1.4%
Occupancy	69.0%	66.5%	2.5%	pts		66.4%	64.2%	2.2%	pts
RevPAR	$159.66	$164.99	(3.2)%		2.6%	$154.60	$151.38	2.1%		5.0%

Comparable systemwide hotels (457)
ADR	$181.70	$177.40	2.4%		4.4%	$180.40	$174.08	3.6%		4.9%
Occupancy	71.1%	70.7%	0.4%	pts		73.7%	72.4%	1.3%	pts
RevPAR	$129.18	$125.35	3.1%		5.1%	$133.00	$126.09	5.5%		6.7%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended December 31,					Year Ended December 31,
	2014	2013	Change		Change (in constant $)	2014	2013	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels)

Park Hyatt (28)
ADR	$353.01	$369.55	(4.5)%		1.9%	$349.85	$352.46	(0.7)%		3.0%
Occupancy	70.0%	68.0%	2.0%	pts		68.4%	65.6%	2.8%	pts
RevPAR	$247.23	$251.16	(1.6)%		5.1%	$239.20	$231.16	3.5%		7.4%

Andaz (8)
ADR	$309.81	$306.75	1.0%		2.0%	$297.60	$288.06	3.3%		2.2%
Occupancy	81.0%	75.7%	5.3%	pts		81.4%	75.4%	6.0%	pts
RevPAR	$250.82	$232.28	8.0%		9.1%	$242.29	$217.20	11.6%		10.3%

Grand Hyatt (37)
ADR	$244.65	$249.13	(1.8)%		0.4%	$241.72	$239.93	0.7%		2.6%
Occupancy	75.0%	74.1%	0.9%	pts		75.1%	73.4%	1.7%	pts
RevPAR	$183.59	$184.72	(0.6)%		1.7%	$181.46	$176.08	3.1%		5.0%

Hyatt (27)
ADR	$177.51	$167.74	5.8%		6.2%	$176.38	$166.01	6.2%		6.2%
Occupancy	74.0%	72.0%	2.0%	pts		75.9%	73.5%	2.4%	pts
RevPAR	$131.40	$120.73	8.8%		9.2%	$133.91	$121.93	9.8%		9.8%

Hyatt Regency (133)
ADR	$172.15	$166.96	3.1%		4.9%	$173.48	$167.12	3.8%		4.9%
Occupancy	68.7%	68.3%	0.4%	pts		71.9%	70.8%	1.1%	pts
RevPAR	$118.20	$114.02	3.7%		5.5%	$124.70	$118.34	5.4%		6.5%

Hyatt Place (170)
ADR	$111.11	$102.68	8.2%		8.2%	$112.24	$104.66	7.2%		7.3%
Occupancy	72.0%	72.4%	(0.4)%	pts		76.0%	75.0%	1.0%	pts
RevPAR	$80.04	$74.32	7.7%		7.7%	$85.26	$78.53	8.6%		8.6%

Hyatt House (54)
ADR	$133.94	$123.33	8.6%		8.6%	$132.92	$124.03	7.2%		7.2%
Occupancy	74.0%	75.6%	(1.6)%	pts		79.3%	79.3%	0.0%	pts
RevPAR	$99.08	$93.24	6.3%		6.3%	$105.41	$98.40	7.1%		7.1%

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Fees
Base management fees	$46	$42	$4	9.5%	$180	$163	$17	10.4%
Incentive management fees	31	20	11	55.0%	111	100	11	11.0%
Franchise fees	16	13	3	23.1%	65	48	17	35.4%
Other fee revenues (a)	8	19	(11)	(57.9)%	31	31	—	—%
Total fees	$101	$94	$7	7.4%	$387	$342	$45	13.2%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to management agreements, of $4 million and $2 million for the three months ended December 31, 2014 and 2013, respectively, and $12 million and $6 million for the years ended December 31, 2014 and 2013, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$102	$79	$23	29.1%	$340	$299	$41	13.7%
Rabbi trust impact	3	8	(5)	(62.5)%	9	24	(15)	(62.5)%
Selling, general and administrative expenses	$105	$87	$18	20.7%	$349	$323	$26	8.0%
(a) Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended December 31,				Year Ended December 31,
	2014 (c)	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Americas management and franchising	$28	$17	$11	64.7%	$74	$59	$15	25.4%
ASPAC management and franchising	12	7	5	71.4%	44	33	11	33.3%
EAME/SW Asia management	12	9	3	33.3%	37	32	5	15.6%
Owned and leased hotels	3	5	(2)	(40.0)%	14	14	—	—%
Corporate and other (b)	47	41	6	14.6%	171	161	10	6.2%
Adjusted selling, general, and administrative expenses	$102	$79	$23	29.1%	$340	$299	$41	13.7%
(b) Corporate and other includes vacation ownership expenses of $0 and $7 million for the three months ended December 31, 2014 and 2013, respectively, and $24 million and $30 million for the year ended December 31, 2014 and 2013, respectively.
(c) Adjusted selling, general, and administrative expenses include $22 million of nonrecurring stock based compensation expense, of which $4 million relates to Americas management and franchising, $1 million relates to ASPAC management and franchising, $1 million relates to EAME/SW Asia management and $16 million relates to Corporate and other.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Revenue
Comparable owned and leased hotels	$415	$415	$—	—%	$1,645	$1,591	$54	3.4%
Non-comparable owned and leased hotels	136	142	(6)	(4.2)%	601	551	50	9.1%
Owned and leased hotels revenue	$551	$557	$(6)	(1.1)%	$2,246	$2,142	$104	4.9%

Expenses
Comparable owned and leased hotels	$326	$324	$2	0.6%	$1,268	$1,237	$31	2.5%
Non-comparable owned and leased hotels	97	98	(1)	(1.0)%	420	381	39	10.2%
Rabbi trust	1	4	(3)	(75.0)%	3	11	(8)	(72.7)%
Owned and leased hotels expense	$424	$426	$(2)	(0.5)%	$1,691	$1,629	$62	3.8%

Owned and leased hotels operating margin percentage	23.0%	23.5%		(0.5)%	24.7%	23.9%		0.8%

Comparable owned and leased hotels operating margin percentage	21.4%	21.9%		(0.5)%	22.9%	22.3%		0.6%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Hyatt Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	Change ($)	Change (%)	2014	2013	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$3	$8	$(5)	(62.5)%	$9	$24	$(15)	(62.5)%
Rabbi trust impact allocated to owned and leased hotels expense	1	4	(3)	(75.0)%	3	11	(8)	(72.7)%
Net gains (losses) and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenue	2	—	2	100.0%	3	(1)	4	400.0%
Net gains and interest income from marketable securities held to fund operating programs	$6	$12	$(6)	(50.0)%	$15	$34	$(19)	(55.9)%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013
Capital Expenditures
Maintenance	$38	$27	$102	$90
Enhancements to existing properties	24	41	72	81
Investment in new properties	23	14	79	61
Total	$85	$82	$253	$232

	Three Months Ended December 31,		Year Ended December 31,

Investment Spending	2014	2013	2014	2013
Acquisitions, net of cash acquired	$157	$729	$739	$814
Investments (equity, debt and other)	18	25	146	462
Total	$175	$754	$885	$1,276

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	December 31, 2014		September 30, 2014		December 31, 2013		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	27	15,914	27	15,639	27	15,498	—	275	—	416
Other Americas	2	1,112	4	2,102	4	2,102	(2)	(990)	(2)	(990)
ASPAC	1	601	1	601	1	601	—	—	—	—
EAME/SW Asia	10	2,256	10	2,256	11	2,438	—	—	(1)	(182)
Select service hotels
United States	2	329	45	5,910	54	7,400	(43)	(5,581)	(52)	(7,071)
EAME/SW Asia	1	330	1	330	—	—	—	—	1	330
Total owned and leased hotels	43	20,542	88	26,838	97	28,039	(45)	(6,296)	(54)	(7,497)

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	December 31, 2014		September 30, 2014		December 31, 2013		QTD Change		YTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	102	55,617	102	55,612	101	55,368	—	5	1	249
Other Americas managed	15	5,660	15	5,660	16	5,953	—	—	(1)	(293)
Franchised	34	10,416	33	10,294	33	10,190	1	122	1	226
Subtotal	151	71,693	150	71,566	150	71,511	1	127	1	182

Select service hotels
United States managed	51	7,102	96	12,975	96	12,979	(45)	(5,873)	(45)	(5,877)
Other Americas managed	6	893	4	588	2	277	2	305	4	616
Franchised	212	28,573	162	22,060	150	20,263	50	6,513	62	8,310
Subtotal	269	36,568	262	35,623	248	33,519	7	945	21	3,049

ASPAC
Full service hotels
ASPAC managed	64	23,954	62	23,278	57	21,429	2	676	7	2,525
ASPAC franchised	2	988	2	988	2	988	—	—	—	0
Subtotal	66	24,942	64	24,266	59	22,417	2	676	7	2,525

Select service hotels
ASPAC managed	1	144	1	144	—	—	—	—	1	144
Subtotal	1	144	1	144	—	—	—	—	1	144

EAME/SW Asia
Full service hotels
EAME managed	35	9,147	36	9,250	36	9,337	(1)	(103)	(1)	(190)
SW Asia managed	28	7,685	28	7,678	26	7,405	—	7	2	280
Subtotal	63	16,832	64	16,928	62	16,742	(1)	(96)	1	90

Select service hotels
EAME managed	2	425	2	425	1	95	—	—	1	330
SW Asia managed	3	501	2	325	1	115	1	176	2	386
Subtotal	5	926	4	750	2	210	1	176	3	716

Total managed and franchised hotels	555	151,105	545	149,277	521	144,399	10	1,828	34	6,706

All Inclusive	5	1,881	2	926	2	925	3	955	3	956
Vacation ownership	16	1,094	15	963	15	963	1	131	1	131
Residential	11	1,185	11	1,185	10	1,101	—	—	1	84

Total properties and rooms/units	587	155,265	573	152,351	548	147,388	14	2,914	39	7,877

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	December 31, 2014		September 30, 2014		December 31, 2013		QTD Change		YTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	34	6,725	34	6,728	33	6,535	—	(3)	1	190
Andaz	12	2,433	12	2,433	11	2,269	—	—	1	164
Hyatt	41	9,205	39	8,713	38	8,609	2	492	3	596
Grand Hyatt	43	23,974	42	23,662	40	22,262	1	312	3	1,712
Hyatt Regency	150	71,130	151	71,224	149	70,995	(1)	(94)	1	135
Hyatt Place	216	29,357	209	28,362	192	25,575	7	995	24	3,782
Hyatt House	59	8,281	58	8,155	58	8,154	1	126	1	127
Hyatt Ziva	3	1,340	1	619	1	619	2	721	2	721
Hyatt Zilara	2	541	1	307	1	306	1	234	1	235
Vacation Ownership and Residential	27	2,279	26	2,148	25	2,064	1	131	2	215
Total	587	155,265	573	152,351	548	147,388	14	2,914	39	7,877

Hyatt Hotels Corporation
Owned and Leased Hotels Mix by Market and Brand

Owned and Leased Hotels Adjusted EBITDA Mix by Market

Segment	% of 2014 Earnings (a)	Top 10 U.S. Markets (b)	% of 2014 Earnings (a)	Top 5 International Markets	% of 2014 Earnings (a)
Americas	85%	Orlando, FL	14%	Switzerland	5%
EAME/SW Asia	12%	New York, NY	9%	Canada	4%
ASPAC	3%	San Antonio, TX	8%	Mexico	4%
		Atlanta, GA	5%	United Kingdom	3%
		San Francisco/San Mateo, CA	5%	Aruba	3%
		Phoenix, AZ	3%
		Los Angeles/Long Beach, CA	3%
		Austin, TX	2%
		Lake Tahoe, NV	2%
		Fort Myers, FL	2%
		Total Top 10	53%	Total Top 5	19%
		Other U.S.	22%	Other International	6%
Total	100%	Total U.S.	75%	Total International	25%

Owned and Leased Hotels Adjusted EBITDA Mix by Brand

Brand	% of 2014 Earnings (a)
Park Hyatt, Andaz, Grand Hyatt	35%
Hyatt Regency, Hyatt	54%
Hyatt Place, Hyatt House	11%
Total	100%

(a) Earnings represent 2014 owned and leased hotels Adjusted EBITDA of $442 million.
(b) Markets are defined according to Smith Travel Research market definitions.

Hyatt Hotels Corporation
Executed Contract Base Approximate Mix

(Total executed contract base: approximately 250 hotels or approximately 55,000 rooms)

	As of December 31, 2014
	Approx. Hotels	Approx. Rooms
Region
Americas	100	18,000
ASPAC	80	21,000
EAME/SW Asia	70	16,000
Total	250	55,000

Market
U.S.	75	12,000
China	65	17,000
India	30	6,000
Other	80	20,000
Total	250	55,000

Brand
Park Hyatt, Andaz, Grand Hyatt	40	13,000
Hyatt Regency, Hyatt, Hyatt Ziva, Hyatt Zilara	65	19,000
Hyatt Place, Hyatt House	145	23,000
Total	250	55,000

Ownership / Contract Type
Owned, Leased and Unconsolidated Hospitality Ventures	20	5,000
Managed	160	39,000
Franchised	70	11,000
Total	250	55,000

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA (a)
For the Three Months Ended December 31, 2014
(in millions)

	Rooms	Transaction / Opening Date	4Q14 Adjusted EBITDA Impact

Dispositions (b)

Hyatt Key West Resort and Spa	118	4Q13
10 Hyatt House, Hyatt Place and Hyatt Hotels	1,560	1Q14
Park Hyatt Washington	216	4Q14
Hyatt Regency Vancouver	644	4Q14
Park Hyatt Toronto	346	4Q14
38 Select Service Hotels	4,950	4Q14
5 Select Service Hotels	631	4Q14

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Adjusted EBITDA			$(14)

Acquisitions or Openings (c)

Hyatt Regency Orlando	1,641	4Q13
Grand Hyatt San Antonio	1,003	4Q13
Hyatt Place Omaha Downtown Old Market	159	4Q13
Hyatt Place Amsterdam Airport	330	1Q14
Park Hyatt New York	210	3Q14
Hyatt Regency Lost Pines Resort and Spa	491	4Q14

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$13

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$(1)

(a) Excludes pro rata share of unconsolidated hospitality ventures.
(b) Reflects 2013 Adjusted EBITDA for recently completed dispositions.
(c) Reflects 2014 Adjusted EBITDA for recently completed acquisitions or openings.